Exhibit 99.1

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Special Committee of the Board of Directors

Verint Systems Inc.

330 South Service Road

Melville, New York 11747

Members of the Special Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 12, 2012 as Annex B to, and to the reference thereto under the captions “SUMMARY—Opinion of Financial Advisor to the Verint Special Committee,” “THE MERGER—Opinion of Financial Advisor to the Verint Special Committee,” “THE MERGER—Background of the Merger” and “THE MERGER—Recommendation of the Verint Special Committee and the Verint Board of Directors and Their Reasons for the Merger” in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving Verint Systems Inc. and Comverse Technology, Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Verint Systems Inc.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above referenced Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above referenced Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ CITIGROUP GLOBAL MARKETS INC.
CITIGROUP GLOBAL MARKETS INC.

October 26, 2012